EXHIBIT 99.1

LANDRY’S RESTAURANTS, INC. (“LNY”/NYSE) REPORTS SECOND QUARTER 2008 RESULTS

Houston, Texas (August 8, 2008)

Landry’s Restaurants, Inc. (NYSE: LNY - News; the “Company”), today announced its results for the second quarter ended June 30, 2008. The Company’s income from continuing operations for the quarter was $0.91 per share-diluted as compared to $0.44 reported last year.

Revenues from continuing operations for the three months ended June 30, 2008, totaled $311.4 million, as compared to $308.0 million a year earlier, including $66.5 million and $66.6 million, respectively from the Golden Nugget properties. Income from continuing operations for the quarter was $14.0 million, compared to $9.2 million reported last year. Included in the current quarter amount is a non-cash gain of $2.9 million after-tax for the change in value of interest rate swaps partially offset by a non-cash impairment charge of $1.0 million after-tax, for a net of $0.12 per share-diluted. The prior comparable period includes $2.5 million after-tax expense for legal costs associated with the Company’s stock option review and $4.1 million after-tax in expenses related to refinancing the Golden Nugget. Excluding the impact of these items, earnings per share-diluted from continuing operations were $0.79 for the quarter compared to $0.75 for the prior year. During the second quarter of 2008, consolidated pre-tax interest expense was $20.0 million compared to $14.0 million in the comparable period last year primarily due to additional borrowings associated with the June 2007 Golden Nugget refinancing as well as the 2.0% increase in the interest rate on the $400.0 million Senior Notes effective August 2007. Same store sales for the Company’s restaurants were negative 2.5% for the quarter which includes the effect of the Easter holiday shift to the first quarter in 2008 from the second quarter in 2007. The Company’s results benefitted from a shift to higher margin amusement and entertainment revenues primarily at the Kemah Boardwalk. Same store sales for July were essentially flat.

Rick H. Liem, Executive Vice President and CFO stated, “Results for the second quarter were encouraging given the difficult economic circumstances. Both our restaurant hospitality group and our Golden Nugget properties generated higher EBITDA in the current quarter than they did last year.”

Revenues from continuing operations for the six months ended June 30, 2008, totaled $606.2 million, as compared to $591.6 million a year earlier. Net earnings from continuing operations for the six months were $16.3 million, compared to $32.0 million reported last year. Earnings per share-diluted from continuing operations for the six months were $1.05, compared to $1.49 in the prior year. The net change in the fair value of interest rate swaps is not material year to date for 2008. Included in earnings from continuing operations for the prior year period, are gains on property sales and investments of approximately $13.0 million after-tax, offset by costs associated with the internal stock option review and refinancing the Golden Nugget of approximately $6.6 million after-tax. Excluding these items, earnings per share from continuing operations were $1.19 for the prior year.

As a result of our 2006 sale of the Joe’s Crab Shack concept and closure of certain additional locations, the results of operations for these restaurants are reflected as discontinued operations in the Company’s financial statements. The loss from discontinued operations, net of taxes, for the quarter was $0.2 million or $0.01 per share compared to a loss of $2.3 million or $0.11 per share in the prior year. For the six months ended June 30, 2008, the loss for discontinued operations, net of tax was $0.9 million or $0.06 per share as compared to a loss of $3.0 million or $0.14 per share in the prior year. Therefore, the consolidated net income for the quarter was

$13.9 million or $0.90 per share – diluted, compared to net income of $6.9 million or $0.33 per share – diluted in the comparable period in 2007. Consolidated net income for the six months ended June 30, 2008 was $0.99 per share-diluted compared to $1.35 per share-diluted for the comparable period in the prior year.

The Senior Note holders have an option to require the Company to redeem the Notes beginning February 28, 2009 at 101% of face value. As a result, the Notes are reflected as current liabilities in the Company’s financial statements.

The Company’s continuing operations include restaurants primarily under the trade names Landry’s Seafood House, Chart House, Rainforest Cafe, Saltgrass Steak House and the Signature Group as well as other businesses including hotels, marinas, amusements, retail and the Golden Nugget Hotels and Casinos in Las Vegas and Laughlin, Nevada.

Proposed Merger

On June 16, 2008, the Company entered into a definitive merger agreement with Fertitta Holdings, Inc., Fertitta Acquisition Co. and, for limited purposes, Tilman J. Fertitta, pursuant to which Fertitta Holdings agreed to acquire all of the Company’s outstanding common stock for $21.00 per share in cash. Fertitta Holdings and Fertitta Acquisition are new companies formed by Tilman J. Fertitta, Chairman of the Board, Chief Executive Officer and President of the Company. On July 17, 2008, the Company filed a preliminary proxy statement and related materials with the Securities and Exchange Commission that provides details about the pending sale of the Company. On August 1, 2008, the Company announced that the “go-shop” process conducted by Cowen and Company (“Cowen”), the independent financial advisor to the special committee of independent directors of the Company, ended. During the “go-shop” period, Cowen held a variety of discussions with potential transaction partners and no proposals were received from anyone.

The Company is continuing to work with Fertitta Holdings, Inc. to complete the merger in a timely manner, subject to satisfaction of the conditions set forth in the merger agreement. In addition, on August 1, 2008, the Company and Fertitta Holdings, Inc. filed for early termination of any applicable waiting period required by the Hart Scott Rodino Act.

IMPORTANT ADDITIONAL INFORMATION REGARDING THE MERGER HAS BEEN FILED WITH THE SEC.

In connection with the proposed merger, the Company has filed a preliminary proxy statement and related materials with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the Securities and Exchange Commission’s website at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from the Company by directing such request to Landry’s Restaurants, Inc. Investor Relations, 1510 West Loop South, Houston, TX 77027, telephone: (713) 850-1010.

The Company and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the interests of the Company’s participants in the solicitation will be included in the definitive proxy statement relating to the proposed merger when it becomes available.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Fertitta Holdings, Inc.; the outcome of any legal proceedings that have been, or may be, instituted against the Company related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger; the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions, weather, management turnover, higher interest rates and gas prices, construction at the Golden Nugget properties, negative same store sales, or the Company’s inability to continue its expansion strategy and other risks described in the filings of the Company with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The Company may not update or revise any forward-looking statements made in this press release.

Contact:	Tilman J. Fertitta	or	Rick H. Liem
	Chairman, President & C.E.O.		Executive Vice President & C.F.O.
	Landry’s Restaurants, Inc.		Landry’s Restaurants, Inc.
	www.landrysrestaurants.com		www.landrysrestaurants.com

LANDRY’S RESTAURANTS, INC.

CONSOLIDATED INCOME STATEMENTS (000’s except per share amounts)

	FOR THE QUARTER ENDED June 30, 2008		FOR THE QUARTER ENDED June 30, 2007		FOR THE SIX MONTHS ENDED June 30, 2008		FOR THE SIX MONTHS ENDED June 30, 2007
REVENUES	$311,393	100.0%	$308,020	100.0%	$606,218	100.0%	$591,648	100.0%

COST OF REVENUES	67,707	21.8%	69,076	22.4%	131,138	21.6%	130,817	22.1%
LABOR	98,231	31.5%	96,693	31.4%	194,391	32.1%	187,130	31.7%
OTHER OPERATING EXPENSES	77,250	24.8%	75,090	24.4%	152,084	25.1%	146,834	24.8%

UNIT LEVEL PROFIT	68,205	21.9%	67,161	21.8%	128,605	21.2%	126,867	21.4%
GENERAL & ADMINISTRATIVE	12,353	4.0%	16,733	5.4%	25,144	4.1%	29,508	5.0%
PRE-OPENING COSTS	373	0.1%	827	0.3%	838	0.1%	1,565	0.3%
DEPRECIATION & AMORTIZATION	17,859	5.8%	16,075	5.2%	35,673	5.9%	32,329	5.5%
ASSET IMPAIRMENT EXPENSE	1,593	0.5%	—	0.0%	1,593	0.3%	—	0.0%

TOTAL OPERATING INCOME	36,027	11.6%	33,526	10.9%	65,357	10.8%	63,465	10.7%
OTHER EXPENSE	15,768		19,927		41,903		14,935

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	20,259		13,599		23,454		48,530
TAX PROVISION	6,230		4,359		7,180		16,515

INCOME FROM CONTINUING OPERATIONS	14,029		9,240		16,274		32,015
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAXES	(157)		(2,297)		(881)		(2,956)

NET INCOME	$13,872		$6,943		$15,393		$29,059

EARNINGS (LOSS) PER SHARE - BASIC:
INCOME FROM CONTINUING OPERATIONS	$0.92		$0.45		$1.07		$1.53
LOSS FROM DISCONTINUED OPERATIONS	(0.01)		(0.11)		(0.06)		(0.14)

NET INCOME	$0.91		$0.34		$1.01		$1.39

AVERAGE SHARES	15,260		20,575		15,260		20,950
EARNINGS (LOSS) PER SHARE - DILUTED:
INCOME FROM CONTINUING OPERATIONS	$0.91		$0.44		$1.05		$1.49
LOSS FROM DISCONTINUED OPERATIONS	(0.01)		(0.11)		(0.06)		(0.14)

NET INCOME	$0.90		$0.33		$0.99		$1.35

AVERAGE SHARES	15,500		21,100		15,515		21,500

EBITDA from continuing operations (earnings before interest, taxes, depreciation and amortization):

Net income	$13,872		$6,943		$15,393		$29,059
Add back:
Loss from discontinued operations	157		2,297		881		2,956
Tax provision	6,230		4,359		7,180		16,515
Other expense	15,768		19,927		41,903		14,935
Depreciation and amortization	17,859		16,075		35,673		32,329
Asset impairment expense	1,593		—		1,593		—
EBITDA	$55,479		$49,601		$102,623		$95,794

EBITDA is not a generally accepted accounting principles (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the restaurant industry. EBITDA is not intended to be viewed as a source of liquidity or as a cash flow measure as used in the statement of cash flows. EBITDA is simply shown above as it is a commonly used non-GAAP valuation statistic.

LANDRY’S RESTAURANTS, INC.

CONDENSED UNAUDITED BALANCE SHEETS

($ in Millions except per share amounts)

	June 30, 2008	December 31, 2007
	(unaudited)
Cash & equivalents	$45.9	$39.6
Assets related to discontinued operations	5.9	10.0
Other current assets	84.3	93.9

Total current assets	136.1	143.5
Property & equipment, net	1,261.4	1,250.1
Other assets	102.3	109.4

Total assets	$1,499.8	$1,503.0

Current liabilities	$675.0	$300.7
Liabilities related to discontinued operations	2.8	4.0
Long-term debt	408.3	801.4
Other non-current	80.5	80.0

Total liabilities	1,166.6	1,186.1
Total stockholders’ equity	333.2	316.9

Total liabilities & equity	$1,499.8	$1,503.0

Net book value per share	$20.64	$19.62